[BIOTRANSPLANT LETTERHEAD]

Exhibit 10.8

April 4, 1991

Dr. Elliot Liebowitz
143 Gardner Road
Brookline, MA 02146

Dear Elliot:

             This will confirm our offer to you to join BioTransplant, Inc. on the following terms:

1.	Title:	President and Chief Executive Officer BioTransplant, Inc. Reporting to the Board.

2.	Term of Offer:	This offer is contingent on your starting employment no later than May 1, 1991.

3.	Compensation:	$155,000 per year. Annual bonus of up to 30% of salary, payable on December 31 in accordance with goals set by the Board.

4.	Benefits:	Health benefits as provided by the company.

5.	Equity:	Common stock granted at $0.01 per share equal to 5.0% of the founding capitalization of the Company vested over 4 years beginning with the first anniversary of employment. Stock is subject to repurchase at cost if terminated for cause. Eligible for consideration for future stock options at the end of each year subject to the discretion of the Board.

6.	Severance:	In the event of an involuntary separation from BioTransplant, you would receive 6 months base salary, payable in 6 equal installments.

7.	Confidentiality:	A standard confidentiality agreement will be executed.

             If these terms are acceptable, please sign and return one copy of this agreement.

             We are delighted at the prospect of your joining the company.

             Best regards.

Sincerely,

/s/ Harold R. Werner

Harold R. Werner
Director
BioTransplant, Inc.

HRW:dv

AGREED TO:

By:	/s/ Elliot Lebowitz	DATE:	April 7, 1991
Dr. Elliot Liebowitz